                                                                    EXHIBIT 12.1

Empress Entertainment
Registration Statement
Ratio of Earnings of Fixed Charges


                                                  Three Months Ended
                                               ------------------------
                                                      March 31,                             Year Ended December 31,
                                                      --------               ---------------------------------------
                                                  1998        1997             1997        1996       1995
Fixed Charges
-------------
Interest expense                                5,300,715   5,658,554       21,153,957  18,274,497  16,351,561
Capitalized interest                                    -           -          144,313   1,644,000     602,900
Amortization of debt issue costs                   54,499      30,316          139,313      80,842           -
Interest portion of rent expense (1)               76,207      83,630          263,249     261,020     152,893
                                               ----------  ----------       ----------  ----------  ----------
Total Fixed Charges                             5,431,421   5,772,832       21,700,832  20,260,359  17,107,354

Income before state income taxes               16,591,799  17,007,037       46,818,146  45,367,604  51,385,595
Fixed charges per above                         5,431,421   5,772,832       21,700,832  20,260,359  17,107,354
Less capitalized interest                               -           -          144,313   1,644,000     602,900
Current period amortization of interest
    capitalized in prior period                    31,558      30,413          121,651      69,460      50,321
                                               ----------  ----------       ----------  ----------  ----------
                                               22,054,778  22,809,950       68,496,316  64,053,423  97,940,370

Ratio of earnings to fixed charges                   4.06        3.95             3.16        3.16        3.97

                                                                              Pro Forma
                                                                       -------------------------
                                                                       Three Months
                                                                          Ended
                                                                         March 31,  Year Ended
                                                                       ------------ December 31,
                                                                         1998(2)      1997(3)
                                                ------------------       -------      -------
                                                  1994        1993
Fixed Charges
-------------
Interest expense                                11,494,622   2,818,525   8,500,715  34,053,957
Capitalized interest                             1,585,100           -           -     144,313
Amortization of debt issue costs                         -           -      54,499     139,313
Interest portion of rent expense (1)               110,248     292,193      76,207     263,249
                                                ----------  ----------  ----------  ----------
Total Fixed Charges                             13,189,970   3,110,718   8,631,421  34,600,832

Income before state income taxes                58,334,466  75,633,424  15,691,799  43,118,146
Fixed charges per above                         13,189,970   3,110,718   8,631,421  34,600,832
Less capitalized interest                        1,585,100           -           -     144,313
Current period amortization of interest
    capitalized in prior period                          -           -      31,558     121,651
                                                ----------  ----------  ----------  ----------
                                                69,939,336  78,744,142  24,354,778  77,696,316

Ratio of earnings to fixed charges                    5.30       25.31        2.82        2.25

(1)  Interest portion of rent expense calculated at 25%.
(2) Pro forma includes an increase in interest income of $2.3 million and an increase in interest expense of $3.2 million.
(3) Pro forma includes an increase in interest income of $9.2 million and an increase in interest expense of $12.9 million.